Exhibit 10.35

ASSIGNMENT AND ASSUMPTION OF LICENSE AND CONSENT OF LICENSOR

This Assignment and Assumption of License and Consent of Licensor (this “Assignment”) is made and entered into effective as of May 23, 2024 (“Effective Date”) by and among Theralink Technologies, Inc (“Assignor”), IMAC Holdings, Inc., a Delaware corporation (“Assignee”), and George Mason Intellectual Properties/AKA George Mason Research Foundation (“Licensor”), with reference to the facts set forth below.

RECITALS

A. Assignor and Licensor are parties to that certain License dated September 15, 2006 and subsequent amendments (the “License”), which covers US Patent No. 8,628,931, US Patent No. 8,460,859, US Patent No. 9,029,076, US Patent No. 8,834,873, US Patent No. 9,086,414, US Patent No. 10,690,672, US Patent No. 10,823,738, Canadian Patent Application 2,787,920, and trade secrets disclosed in George Mason Disclosures: GMU-11-034, GMU-13-007, GMU-24-012, and GMU-24-013 (the “IP”).

B. Assignor desires to assign and transfer to Assignee its right, title, and interest as [licensee] under the License, and Assignee desires to assume such right, title, and interest under the License. The Licensor is willing to consent to such assignment on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the Recitals and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor, Assignee, and Licensor agree as set forth below.

1. Assignment. Effective as of the Effective Date, Assignor hereby grants, assigns, transfers, and sets over to Assignee all of Assignor’s rights, titles, and interests under the License.

2. Assumption. From and after the Effective Date, Assignee unconditionally assumes the assignment of the License, shall be entitled to all rights, title, and interest of Assignor thereunder, and shall promptly, fully, and completely keep, fulfill, observe, perform, and discharge each and every covenant and obligation arising from and after the Effective Date that may accrue and become performable, due or owing by Assignor under the License.

3. Licensor’s Consent to Assignment. Licensor hereby expressly consents to Assignor’s assignment of the License to Assignee and the assumption by Assignee of Assignor’s interest in the License, as set forth in this Assignment. Unless otherwise modified herein, the Licensor shall be bound by the terms of the License in every way as if the Assignee were named in the License in place of the Assignor as a party thereto. Nothing herein is intended to nor shall it be deemed to release the Assignor from any liability, duties, or obligations owed to the Licensor under the License arising before the Effective Date of this Assignment.

4. Representations and Warranties.

a. Assignor represents and warrants that the copy of the License attached as Exhibit A hereto is a true and accurate copy of the License as currently in effect and that there exists no other agreement affecting Assignor’s tenancy under the License.

b. Assignor represents and warrants that the License is in full force and effect and no default of Assignor exists under the License, nor any acts or events which, with the passage of time or the giving of notice or both, could become defaults of Assignor.

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5. Indemnification. Assignor shall indemnify Assignee from and against any loss, cost, or expense, including reasonable attorney fees and court costs relating to the failure of Assignor to fulfill Assignor’s obligations under the License and accruing with respect to the period on or before the Effective Date. Assignee shall indemnify Assignor from and against any loss, cost, or expense, including reasonable attorney fees and court costs relating to the failure of Assignee to fulfill Assignee’s obligations under the License and accruing with respect to the period subsequent to the Effective Date.

6. Licensor’s Acknowledgement and Estoppel. Licensor hereby ratifies and confirms all of the terms, covenants, and conditions of the License and acknowledges that the License shall continue to remain in full force and effect in all respects from and after the assignment of the License from Assignor to Assignee being effected by this Assignment. Licensor acknowledges that there exist no uncured defaults by Assignee under the License or any events that, with the notice or passage of time, or both, would constitute a default, with the exception of $124,202.31 to be paid as follows: (i) $17,000 to be paid within five (5) business days following the executions of this Agreement (ii) and the remaining balance to be paid quarterly in equal increments over the following twelve (12) months following the execution of this Agreement. Licensor acknowledges that Assignor is vested with the entire interest under the License, that there are no agreements other than the License with respect to any interest in the IP, and that no person other than Assignor has claimed any interest in the IP. Licensor and Assignee acknowledge and agree that the current License term expires according to section 14.1 of the License, dated September 15, 2006.

7. Miscellaneous Terms and Conditions.

a. Notices. Any notice, demand, consent, approval, direction, agreement or other communication required or permitted hereunder or under any other documents in connection herewith shall be in writing and shall be directed as follows:

If to Assignor:

15000 W. Sixth Avenue

Suite 400

Golden Co 80401

818-613-0151

With a copy to Counsel for Assignor:

Law Office of Timothy S. Orr, PLLC

1522 E Sweet Citrus Drive

Queen Creek, AZ 85140

timorr@protonmail.com

If to Assignee:

IMAC Holdings, Inc.

3401 Mallory Lane

Suite 100

Franklin, Tennessee 37067

Telephone: (844) 266-4622

Attention:	Mr. Jeffrey S. Ervin
Chief Executive Officer

E-Mail: jervin@imacrc.com

With a copy to Counsel for Assignee:

Kelley Drye & Warren LLP

3 World Trade Center

175 Greenwich Street

New York, NY 10007

Telephone: (212) 808-7540

Attention:	Carol Weiss Sherman, Esq
Michael A. Adelstein, Esq.
E-mail:	CSherman@kelleydrye.com
madelstein@kelleydrye.com

If to Licensor:

George Mason Research Foundation

4400 University Drive, MSN 5G5

Fairfax, VA 22030

Email: ott@gmu.edu

P. 703-993-8933

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All notices, demands, requests, consents or approvals that may or are required to be given by any party to another shall be in writing and shall be deemed given when actually received by the other party if: (i) served personally; (ii) sent by nationally-recognized overnight courier with return receipt; or (iii) sent by United States registered or certified mail, postage prepaid, return receipt requested and addressed to such other party at the address specified above or at such other place as such other party may from time to time designate by notice in writing to the other parties hereto. Notwithstanding the foregoing, rejection or other refusal to accept a notice, request or demand, or the inability to deliver because of a changed address of which no notice was given, shall be deemed to be actual receipt thereof.

b. Counterparts. This Assignment may be executed in one or more counterparts, each of which, when so executed and delivered, shall be deemed original, but all of which taken together shall constitute but one and the same instrument. An electronic PDF transmission copy of this Assignment containing an electronic PDF transmission signature may be deemed the original.

c. Successors and Assigns. Each provision of this Assignment shall extend, bind, and inure to the benefit of the Licensor, Assignor, and Assignee and their respective permitted successors and assigns, including without limitation successor assignees of the License.

d. Amendment. This Assignment may not be changed, modified or discharged, in whole or in part, except by a written instrument executed by the party against whom enforcement of the change, modification or discharge is sought.

e. Invalidity. If any term or provision of this Assignment or any application thereof shall be invalid or unenforceable, the remainder of this Assignment and any other application of such term shall not be affected thereby.

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IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the date set forth above.

ASSIGNOR:		ASSIGNEE:

Theralink Technologies Inc.		IMAC Holdings, Inc.

By:	/s/ Faith Zaslavsky	By:	/s/ Jeffrey Ervin
	Faith Zaslavsky - CEO		Jeffrey Ervin - CEO

LICENSOR:

George Mason Research Foundation

By:	/s/ Andre Marshall
Andre Marshall - President

EXHIBIT A

License

(See attached)

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LICENSE AGREEMENT

BETWEEN

GEORGE MASON INTELLECTUAL PROPERTIES

AND

THERANOSTICS HEALTH, LLC

GMIP FILE GMU -TECHNOLOGY

This Agreement is effective as of the 15th day of September, 2006 (the “Effective Date”), between Theranostics Health, LLC, a limited liability company organized in the State of Delaware, with offices located at 32 Lisa Drive, Chatham, New Jersey 07928-1036 (“LICENSEE”), and George Mason Intellectual Properties, a non-profit corporation formed for the benefit of George Mason University (“Mason”) and having an office at Mason Hall D109, 4400 University Drive, MSN 505, Fairfax, Virginia 22030 (“GMIP”).

WHEREAS;	GMIP has developed rights, including patent rights, in the “Technology” as defined in Article I;

WHEREAS;	GMIP may develop future rights, including patent rights, in the Technology;

WHEREAS;	LICENSEE desires to obtain, and GMIP desires to grant a license of the Technology encompassed in the Licensed Inventions (as that term is defined in Article I below) on the terms and conditions listed below;

THEREFORE;	LICENSEE and GMIP agree as follows:

1	DEFINITIONS.

1.1	“Affiliate(s)” means any individual, corporation, partnership, proprietorship or other entity controlled by, controlling, or under common control with LICENSEE through equity ownership, ability to elect directors, or by virtue of a majority of overlapping directors, and includes any individual, corporation, partnership, proprietorship or other entity directly or indirectly owning, owned by or under common ownership with LICENSEE to the extent offifty percent (50%) or more of the voting shares, including shares owned beneficially by such party.

1.2	“Change of Control Transaction” shall mean the consummation of (i) a sale of a majority of the Membership Units (as defined herein) of LICENSEE, other than a redemption or purchase by LICENSEE of Membership Units of its own equity, or (ii) a merger, consolidation or other combination of LICENSEE to or with an unaffiliated third party, if, as a result of and after the consummation of such transaction, equity holders of LICENSEE who collectively owned (legally or beneficially) one hundred percent (100%) of the voting Membership Units of LICENSEE actually outstanding immediately preceding the consummation of such transaction own less than fifty percent (50%) of the voting Membership Units of LICENSEE and/or its acquiror or successor actually outstanding; (iii) a sale or conveyance of all or substantially all of the assets of LICENSEE to an unaffiliated third party; or (iv) a series of sequential or related transactions of the kind described in subsections.(i) through (iii) hereof which are entered into for the purpose of effecting a Change of Control Transaction.

1.3	“Deferred Royalty Period” means the time period after the Effective Date and before the LICENSEE attains Five Million Dollars ($5,000,000) or higher in Total Revenues (Gross Revenues plus Sublicensing revenues).

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1.4	“Field of Use” refers to the field for which Products may be designed, made, imported, used, marketed and/or sold under this Agreement, and means Products to be designed, made, imported, used, marketed and/or sold in the field of Theranostics (as defined herein).

1.5	“Gross Revenue” means all non refundable or non creditable income LICENSEE receives for the sale of Products.

1.6	“Licensed Inventions\(s)” means: (i) all inventions, patents and patent applications listed in APPENDIX A of this Agreement, including all provisional, divisional and continuation applications, as well as all foreign equivalent patent applications and Patent Cooperation Treaty filings, and all patents issuing therefrom, and (ii) all inventions, patents, and patent applications stemming from the GMIP invention disclosure file numbers also listed in Appendix A of this Agreement, including all provisional, divisional and continuation applications, as well as all foreign equivalent patent applications and Patent Cooperation Treaty filings, and all patents issuing therefrom and (iii) additional GMIP invention disclosure file numbers and patents and patent applications thereon as included in Appendix A of this agreement pursuant to the exclusive option granted in Section 32 of this Agreement.

1.7	“Member’’ means each individual, corporation, partnership, association, limited liability company, trust, estate, or other entity signing the limited liability company agreement of LICENSEE and any individual, corporation, partnership, association, limited liability company, trust, estate, or other entity who subsequently is admitted as a member of LICENSEE.

1.8	“Membership Units” means units of membership interest of LICENSEE entitling the Member receiving such units to all of the rights of a Member in LICENSEE including a Member’s: (i) share of the Profits and Losses of, and the right to receive distributions from, LICENSEE; (ii) right to inspect LICENSEE’S books and records; and (iii) right to participate in the management of and vote on matters coming before LICENSEE.

1.9	‘‘Net Revenue” means Gross Revenue less Sublicensing Revenue (as defined herein).

1.10	“Optioned Invention(s)” means all information related to the Technology and disclosed to GMIP from inventors who are: (i) affiliated with Mason and have an obligation to assign their rights in any of their developed intellectual property to Mason and (ii) who have signed a Memorandum of Understanding (“MOU’’) wherein said inventors acknowledge that Mason and GMIP will offer the inventor’s developed intellectual property related to the Technology to LICENSEE under an exclusive option.

1.11	“Parties”, in singular or plural usage as required by the context, means LICENSEE and/or GMIP.

1.12	“Product(s)” means any product(s) whose manufacture, use, importation, offer for sale or sale, or service(s) whose performance in any country would, but for this Agreement, comprise an infringement, including contributory infringement, of one or more Valid Claims.

1.13	“Required Funding Closing’’ means a completed round of equity investment financing after which the total private, cash (non-debt) equity investment received by LICENSEE is at least equal to Two Million ($2,000,000) dollars.

1.14	“Royalty Quarter(s)” means the three-month period(s) ending on the last day of March, June, September, and December of each year.

1.15	“Sublicensee(s)” means any person or entity, except an Affiliate, licensed, sublicensed or otherwise authorized by LICENSEE under this Agreement to make for resale, use, import, offer for sale or sell, in the Territory, Products designed and marketed for use in the Field of Use.

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1.16	“Sublicensing Revenue” means the consideration received by LICENSEE from Sublicensee agreements entered into with Sublicensees.

1.17	“Technology”, as used in this Agreement, means all past, existing or future information, inventions, procedures, methods, devices, discoveries, technologies, statistical analyses, platforms, manufacturing techniques, data, designs or concepts (whether or not such specific information, invention, procedure, method, device, discovery, technology, statistical analysis, platform, manufacturing technique, data, design, or concept is or becomes publicly known or available) in any way relating to the field of Theranostics.

1.18	“Theranostics” means a field in which patients, animals, or cell types are defined into subpopulations based on differences among specific therapeutic targets wherein such definition allows for and is intended to allow for medical decisions or therapies to be directed or provided based on those therapeutic targets.

1.19	“Territory” means the entire world.

1.20	“Valid Claim(s)” means any claim(s) in an unexpired patent or pending in a patent application included within the Licensed Inventions excepting only claims that:

(I)	a court or other governmental agency of competent jurisdiction has decided are unenforceable, unpatentable, or invalid, unappealable or unappealed within the time allowed for appeal; or

(2)	a reissue or disclaimer has rendered invalid or unenforceable.

If in any country two or more such decisions conflict with respect to the validity of the same claim, the decision of the higher or highest tribunal controls; however, if the tribunals are of equal rank, then the decision or decisions upholding the claim prevails when the conflicting decisions are equal in number, and the majority of decisions prevails when the conflicting decisions are unequal in number.

2.	CAPITALIZED TERMS.

The capitalized terms used in this Agreement are specifically defined in Article 1 of this Agreement

3.	GRANT OF LICENSE AND OPTION.

3.1	GMIP hereby grants to LICENSEE the exclusive license, subject to the reservations of this Article 3 and the condition recited in Paragraph 7.3, under the Licensed Inventions, to make, have made, import, use, market, offer for sale and sell, in the Territory, Products designed, manufactured, used and/or marketed for use in the Field of Use; with the right to grant license options and licenses to Affiliates and Sublicensees subject to the terms and provisions of Article 8 below.

3.2	GMIP hereby grants to LICENSEE the exclusive option to GMIP’s or Mason’s interest in any Optioned Invention(s) under the following provisions:

(1)	GMIP shall disclose in writing to LICENSEE any Optioned Invention(s) developed at Mason within thirty (30) days of disclosure to GMIP.

(2)	LICENSEE shall have ninety (90) days after receipt of written notice of the disclosure of Optioned Invention(s) to review the disclosed Optioned Invention(s) (the “Review Period”) to determine if it would like to exercise the exclusive option granted herein, at which time the disclosed Optioned Invention(s) and any patent filings thereon will become automatically included in Appendix A of this Agreement and be added to the definition of Licensed Inventions. The decision to exercise the option granted herein must be in writing and sent to GMIP within the Review Period, and must include a written scientific and product development plan for the disclosed Optioned Invention(s) consistent with the strategic and business plan of LICENSEE. LICENSEE may extend the Review Period for a Second Review Period of ninety {90) days following the conclusion of the Review Period upon written notice to GMIP delivered more than thirty (30) days prior to the conclusion of the Review Period.

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(3)	If Optioned Inventions are included in Appendix A of this Agreement, LICENSEE shall, at its own expense, perform all actions and execute or cause to be executed all documents necessary to support the filing, prosecution, or maintenance of protection over the Optioned Invention(s).

(4)	If LICENSEE decides not exercise the option granted herein on Optioned Invention(s) within the Review Period, it shall notify GMIP within thirty (30) days of that decision.

(5)	If the disclosed Optioned Invention(s) are so declined by LICENSEE, LICENSEE shall not be entitled to any rights with respect to the declined Optioned Invention(s) and GMIP may choose to protect such technology at its sole expense.

3.3	Specific exclusions to the above grant of exclusive license and options include: biomarkers for lung, ovarian, and breast cancers in a diagnostic field of use (which are covered under a separate agreement between PerkinElmer LAS, Inc. and GMIP signed by the President of GMIP on March 14, 2006) and Mason inventions developed using materials obtained from third parties under agreements granting rights to inventions made using said materials as of the Effective Date.

3.4	GMIP shall disclose in writing to LICENSEE all potential exclusions as set forth in Section 3.3 occuring after the Effective Date within thirty (30) days of disclosure to GMIP.. No exclusion to the above grant of exclusive license and options shall exist without LICENSEE’s consent, which consent shall not be unreasonably withheld.

3.5	GMIP reserves the right to practice the Licensed Inventions solely for research and education purposes within the Field of Use and the Territory.

3.6	GMIP further reserves the right to grant to the U.S. Government a nonexclusive, irrevocable, royalty free license or licenses, with the right to sublicense, to all patent applications and resulting patents included in the Licensed Inventions, solely to the extent that such grant of license(s) is or may be required by research funding agreements between GMIP and the U.S. Government relating to the Technology or the Licensed Inventions.

4.	CONSIDERATION.

4.1	LICENSEE shall prepare, in a form reasonably agreed upon between the PARTIES, a “Membership Units Transfer Agreement” defined as that Membership Units transfer agreement under which LICENSEE shall transfer equity to GMIP. The Membership Units Transfer Agreement must include at least the following terms:

(1)	A transfer of Membership Units to GMIP such that upon the effective date of the Required Funding Closing GMIP receives the number of Membership Units of LICENSEE so that GMIP shall own, on a fully diluted basis, three and one quarter percent (3.25%) of the total number of Membership Units issued and outstanding by LICENSEE;

(2)	Equity preferences equal to any provided to any non-cash equity holder;

(3)	Recognition of the grant of rights under this Agreement as consideration for all transfer of Membership Units under the Membership Units Transfer Agreement; and

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(4)	Such other terms, as agreed, to assure that future equity offerings by LICENSEE will be made to the ultimate benefit of the per membership unit fair market value of LICENSEE (this may include pro rata rights of first refusal for GMIP’s participation in further investment, or other terms as are standard in the industry).

4.2	LICENSEE shall include in such equity holders’ agreement all terms that are required in order to effectively implement the Membership Units transfer described in Section 4.1 and are acceptable to all equity holders in LICENSEE (including GMIP).

4.3	LICENSEE shall prepare a certificate of formation and limited liability company agreement of LICENSEE for GMIP’s review and such certificate of formation and limited liability company agreement shall, in GMIP’s reasonable discretion, effectively implement the membership unit transfer described in Section 4.1.

4.4	Specifically in compensation for the exclusive option granted under this agreement, LICENSEE shall pay GMIP an annual fee of Fifty Thousand Dollars ($50,000) due on each yearly anniversary of the Execution Date of this agreement. All direct sponsored research money which LICENSEE pays to Mason under separate sponsored research agreements (the “Sponsored Research Agreements”) is fully creditable against this annual fee. Each Sponsored Research Agreement between Mason and Licensee shall be substantially in the form attached hereto as APPENDIX B.

4.5	LICENSEE shall complete an appropriate agreement that provides an observation seat to GMIP on LICENSEE’s board of directors for the duration of GMIP’s retention of LICENSEE equity.

4.6	LICENSEE shall pay GMIP, with respect to each Royalty Quarter, a royalty equal to the Net Revenue of LICENSEE and Affiliates multiplied by one and one-half percent (1.5%) (the “Licensing Royalty”). For those Royalty Quarters during the Deferred Royalty Period, the Licensing Royalty shall accrue and be paid only at the conclusion of the Deferred Royalty Period

4.7	LICENSEE shall pay GMIP, with respect to each Royalty Quarter, a sublicensing royalty equal to the Sublicensing Revenue of LICENSEE and Affiliates multiplied by fifteen percent (15%) (the “Sublicensing Royalty’’). For those Royalty Quarters during the Deferred Royalty Period, the Sublicensing Royalty shall accrue and be paid only at the conclusion of the Deferred Royalty Period.

4.8	Upon a first Change of Control Transaction, Products and only Products which have been commercialized and generating revenue shall become exempt from the requirement to pay royalties, effective when LICENSEE pays to GMIP, for each Product to be so exempted, a cash amount (“Product Royalty Monetization”) equal to the total royalties paid for each Product divided by the number of years said Product has been generating revenues. At LICENSEE’s option, in lieu of the cash payment, LICENSEE may grant to GMIP the value of the Product Royalty Monetization in common or preferred stock or in a debt instrument equivalent to a AA convertible corporate bond. The details of such a conversion option shall be negotiated between the parties in good faith at the time a first Change of Control Transaction is being contemplated.

4.9	Future royalties on all other Products which are not generating revenue at the time of a first Change of Control Transaction remain due for every Royalty Quarter during the life of the patent(s) containing valid claims for which the Product is defined as a Product under this agreement.

4.10	LICENSEE must pay GMIP only one royalty under this Article 4 with respect to the same unit of Product regardless of the number of Valid Claims or Licensed Inventions covering the same; however, for purposes of determining payments due hereunder, whenever the term “Product” may apply to a property during various stages of manufacture, use or sale, then Gross Revenue equals the amount derived from the sale, distribution or use of such Product by LICENSEE or Affiliates at the stage of its highest invoiced value to unrelated third parties.

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4.11	LICENSEE shall pay GMIP Five Thousand Dollars ($5000) for each patent issued relating to a Licensed Invention within ninety (90) days of the issue date of the patent.

4.12	LICENSEE shall pay GMIP the sum of all patent expenses incurred as of the execution date of this agreement for all patent filings on Licensed Inventions within ninety (90) days of the Required Funding Closing.

4.13	If the tax or revenue authorities in any country require LICENSEE to withhold a tax from any royalty or other payment due to GMIP, LICENSEE shall deduct from such royalty or other payment the tax amount to be withheld, notify GMIP thereof, and promptly furnish GMIP with copies of any tax certificate or other documentation evidencing such withholding.

5.	REPORTS.

5.1	Within sixty (60) days after each fiscal quarter closes after the Effective Date (including the close of any fiscal quarter immediately following any termination of this Agreement), LICENSEE shall report to GMIP for that fiscal quarter:

(1)	all royalties accruing to GMIP, and

(2)	the Gross Revenue of Products sold by LICENSEE and Affiliates, the Sublicensing Revenue, and resulting Net Revenue, and

(3)	the individual revenues of each Product contributing to Gross Revenue and Sublicensing Revenue, and the royalties due per each Product, and

(4)	progress made towards the diligence requirements listed in Appendix C.

LICENSEE shall include the amount of all payments due pursuant to ( 1-3) herein, and the various calculations used to arrive at those amounts, including the quantity and description (nomenclature and type designation) of Products sold. If no payment is due, LICENSEE shall so report.

5.2	LICENSEE covenants that it will promptly establish and consistently employ a system of specific nomenclature and type designations for Products to permit identification and segregation of various types where necessary. LICENSEE shall also designate and keep record of, for each specific type of Product, which of the patents in Appendix A contain valid claims for which the specific type of Product is defined as a Product under this agreement. LICENSEE shall consistently employ the nomenclature system when rendering invoices thereon and shall inform GMIP, or its auditors, on an annual basis and when requested, as to the details concerning such nomenclature system and designated patents for each Product, all additions thereto and changes therein.

5.3	LICENSEE shall keep true and accurate records of costs paid to prosecute the patents listed in Appendix A, including records of costs of patent preparation and prosecution and fees in individual countries, where applicable.

5.4	LICENSEE shall keep, and shall require its Affiliates to keep, true and accurate records and books of account containing data reasonably required for the computation and verification of payments due as provided by this Agreement. LICENSEE shall:

(1)	open such books and records for inspection upon reasonable notice during business hours by either GMIP auditor(s) or an independent certified accountant selected by GMIP, for the purpose of verifying the amount of payments due and payable;

(2)	retain such books and records for three (3) years after the end of the Deferred Royalty Period or the date of origination, whichever is longer.

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These rights of inspection survive any termination of this Agreement GMIP is responsible for all expenses of such inspection, except that if any inspection reveals an underpayment greater than ten percent (10%) of royalties due GMIP, then LICENSEE shall pay all expenses of that inspection and the amount of the underpayment immediately to GMIP.

5.5	LICENSEE shall direct its authorized representative to certify that reports required hereunder are correct to the best of LICENSEE’s knowledge and information.

6.	TIMES AND CURRENCIES OF PAYMENTS.

6.1	Payments accrued during each Royalty Quarter (other than during the Deferred Royalty Period) are due and payable in Fairfax, Virginia, on the date each quarterly report is due (as provided in§ 5.1 above). Payments accrued during the Deferred Royalty Period are due thirty (30) days after the first Royalty Quarter concludes following the conclusion of the Deferred Royalty Period.

6.2	LICENSEE shall include payments to GMIP, in United States dollars, with each quarterly report for which payments are due. LICENSEE agrees to make all payments due hereunder to GMIP by check made payable to “George Mason Intellectual Properties” and sent to GMIP according to the provisions for notices set forth in Article 21 herein.

6.3	On all amounts outstanding and payable to GMIP, interest accrues from the date the amount is due at one percentage points above the prime lending rate as established by the Chase Manhattan Bank, N.A., in New York City, New York, or at a lower rate if required by law.

6.4	For each Royalty Quarter, LICENSEE shall convert any Gross Revenues they receive in foreign currency into its equivalent in United States dollars at the exchange rate LICENSEE ordinarily employs in making reports to relevant regulatory and taxing authorities, consistent with fair business practices and generally accepted accounting principles.

7.	COMMERCIALIZATION.

7.1	GMIP has no responsibility hereunder for obtaining regulatory licenses. LICENSEE has the responsibility to do all that is necessary for any governmental approvals to manufacture and/or sell Products.

7.2	LICENSEE agrees to use its best efforts to develop Products, obtain any government approvals necessary, and manufacture and sell Products at the earliest possible date; and to effectively exploit, market and manufacture in sufficient quantities to meet anticipated customer demand and to make the benefits of the Products reasonably available to the public.

7.3	The exclusivity·of the right granted herein to use or sell Products under the Licensed Inventions is conditioned on LICENSEE’s covenant, hereby made with GMIP, to manufacture Products substantially in the United States unless LICENSEE obtains from the appropriate U.S. governmental authority a waiver of this requirement under 37CFR401.1(i).

8.	SUBLICENSING.

8.1	LICENSEE has the exclusive right to grant licenses to its rights under Article 3 above to Affiliates and Sublicensees under commercially reasonable terms to make, have made, import, use, market, offer for sale and sell, in the Territory, Products designed and marketed solely for use in the Field of Use.

8.2	LICENSEE shall notify GMIP of every license agreement and each amendment thereto within thirty (30) days after their execution, and indicate the name of the Sublicensee or Affiliate, the territory of the license, the scope of the license, and the nature, timing and amounts of all fees and royalties to be paid thereunder.

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8.3	LICENSEE shall include in any license granted under this Article 8 a provision that the license terminates upon any termination of this Agreement.

8.4	LICENSEE shall require that all licenses:

(1)	be consistent with the terms and conditions of this Agreement;

(2)	contain the Sublicensee’s or Affiliate’s acknowledgments of GMIP’s rights in the Technology and Licensed Inventions, and the disclaimer of warranty and limitation on GMIP’s liability, as provided by Article 12 below.

(3)	contain provisions under which the Affiliates and Sublicensees accept duties at least equivalent to those accepted by the LICENSEE in the following sections and articles:

5.3	duty to keep records;

12.4	duty to avoid improper representations or responsibilities;

13.1	duties to defend, hold harmless, and indemnify GMIP;

13.3	duty to maintain insurance;

17	duty to control exports;

19	duty to restrict the use of GMIP’s name; and

20	duty to properly mark product with Patent notices.

8.5	LICENSEE shall cause every license to provide LICENSEE the right to assign its rights under such license to GMIP. Any such assignment is subject to the limitations of Article 15 herein and, to be effective, GMIP must first accept such assignment in writing.

9.	OWNERSHIP OF INTELLECTUAL PROPERTY.

9.1	LICENSEE acknowledges GMIP’s ownership interest in Licensed Inventions as that interest appears.

9.2	LICENSEE or Affiliates might engage members of the staff of GMIP or Mason as employees or consultants to LICENSEE or Affiliates during the time of their employment with GMIP or Mason University. Where any material invention (whether or not patentable), discovery or computer software is conceived, reduced to practice or developed in whole or in part by developers/inventors acting as employees of or consultants to LICENSEE or Affiliates, who are or were staff at GMIP or Mason at the time of such creation, LICENSEE shall disclose to GMIP full details of the nature of the invention, discovery or computer software, the circumstances of its conception, reduction to practice and/or development, and the persons constituting the group of developers/inventors.

9.3	LICENSEE acknowledges that GMIP staff and Mason staff have certain obligations to GMIP and Mason with respect to any invention, discovery or computer software they conceive, reduce to practice or develop, in whole or in part, through the use of GMIP or Mason facilities. These obligations include duties to disclose and assign such inventions, discoveries and computer software to GMIP. This Agreement does not supersede such obligations of GMIP employees and Mason employees to GMIP.

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10.	PATENT APPLICATIONS AND MAINTENANCE.

10.1	LICENSEE has the right to control all aspects of filing, prosecuting, and maintaining Licensed Inventions, including foreign filings and Patent Cooperation Treaty filings, at LICENSEE’s sole expense. LICENSEE shall notify GMIP of all information received by LICENSEE relating to the filing, prosecution and maintenance of Licensed Inventions, including any lapse, revocation, surrender, invalidation or abandonment of any of the Licensed Inventions, in sufficient time to allow, where possible, GMIP to review and comment upon such information. LICENSEE may in its sole discretion decide to refrain from or to cease prosecuting or maintaining any of the Licensed Inventions, including any foreign filing or any Patent Cooperation Treaty filing. If LICENSEE makes any such decision, LICENSEE shall notify GMIP promptly and in sufficient time to permit GMIP at its sole discretion to continue such prosecution or maintenance at GMIP’s expense, and the patent in question shall be removed from Appendix A and GMIP shall be free to license any such patent in the Field of Use to any third party.

10.2	For any patent in appendix A which GMIP subsequently licenses to a third party exclusively in a field of use other than defined in this agreement, GMIP will use its best efforts to require said third party under said license to pay to GMIP fifty percent (50%) of the total past and future patent costs in the licensed territory under said license, and GMIP shall reimbursement any amount recovered to LICENSEE. Should GMIP fail to require the third party to pay fifty percent (50%) of the total past and future patent costs in the licensed territory under said license, the remaining unrecovered costs, or fifty percent (50%) less the percentage a third party is required to pay under said License, shall be creditable against royalties owed to GMIP under this agreement.

11.	INFRINGEMENT.

11.1	During the term of this Agreement, LICENSEE has the first option to police the Licensed Inventions and Products against infringement by other parties within the Territory and the Field of Use. This right to police includes defending any action for declaratory judgment of noninfringement or invalidity; and prosecuting, defending or settling all infringement and declaratory judgment actions at its expense and through counsel of its selection, except that LICENSEE shall make any such settlement only with the advice and consent of GMIP. GMIP shall provide reasonable assistance to LICENSEE with respect to such actions, but only if LICENSEE reimburses GMIP for out-of-pocket expenses incurred in connection with any such assistance rendered at LICENSEE’S request or reasonably required by GMIP. If LICENSEE elects to institute any such action or suit, GMIP agrees to be named as a nominal party therein. GMIP retains the right to participate, with counsel of its own choosing and at its own expense, in any action under this § 11.1.

11.2	If LICENSEE institutes an action for infringement of a Licensed Invention or defends a declaratory judgment or other action with respect to a Licensed Invention and receives settlement payments or damages awarded, LICENSEE may first recover actual outside attorney fees and other direct, out-of pocket litigation expenses (not to include any compensation paid to employees of LICENSEE or Affiliates) paid and unrecovered by LICENSEE, and shall include only the remaining balance of damages awarded as lost revenue in its Gross Revenue, and all other punitive awards shall be shared with GMIP at fifty percent (50%).

11.3	If LICENSEE fails to take action to abate any alleged infringement of a Licensed Invention within sixty (60) days (or less if required to preserve the legal rights of GMIP under the laws of any relevant government or political subdivision thereof) of a request by GMIP to do so, then GMIP has the right to take such action (including prosecution of a suit) at its expense and LICENSEE shall use reasonable efforts to cooperate in such action, at LICENSEE’S expense. If GMIP elects to institute any such action or suit, LICENSEE agrees to be named as a nominal party therein. GMIP has full authority to settle on such terms as GMIP determines, _except that GMIP shall not reach any settlement whereby it licenses a third party under any Licensed Inventions in the Territory and the Field of Use without the consent of LICENSEE, which consent LICENSEE can withhold for any reason. GMIP shall pay LICENSEE (such payment not to exceed the recovery or settlement amounts GMIP actually receives) any unrecovered expenses LICENSEE pays at GMIP’s request to third parties in furtherance of such action, and GMIP shall further pay LICENSEE 98.5% of damages awarded as lost revenue of LICENSEE. GMIP shall retain fifty percent (50%) and pay LICENSEE fifty percent (50%) of any remaining punitive damage recovery or settlement under this§ 11.3.

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11.4	LICENSEE and GMIP shall promptly notify the other party in writing in detail of the discovery of any allegation by a third party of infringement resulting from the practice of Licensed Inventions in the Field of Use, and of the initiation of any legal action by LICENSEE or by any third party with regard to any alleged infringement or noninfringement. LICENSEE and GMIP shall in a timely manner keep the other party informed and provide copies to the other party of all documents regarding all such proceedings or actions instituted by LICENSEE or GMIP.

12.	NO WARRANTIES; LIMITATION ON GMIP’S LIABILITY.

12.1	GMIP, including its Directors, officers, employees and agents, makes no representations or warranties that any Licensed Invention is or will be held valid, or that the manufacture, importation, use, offer for sale, sale or other distribution of any Products will not infringe upon any patent or other rights not included in the Licensed Inventions.

12.2	GMIP, INCLUDING ITS DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS, MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ASSUMES NO RESPONSIBILITIES WHATEVER WITH RESPECT TO DESIGN, DEVELOPMENT, MANUFACTURE, USE; SALE OR OTHER DISPOSITION BY LICENSEE, AFFILIATES OR SUBLICENSEES OF PRODUCTS.

12.3	LICENSEE, AFFILIATES AND SUBLICENSEES ASSUME THE ENTIRE RISK AS TO PERFORMANCE OF PRODUCTS. In no event shall GMIP, including its Directors, officers, employees and agents, be responsible or liable for any direct, indirect, special, incidental, or consequential damages or lost profits or other economic loss or damage with respect to Products, to LICENSEE, Affiliates, Sublicensees or any other individual or entity regardless of legal theory. The above limitations on liability apply even though GMIP, its Directors, officers, employees or agents may have been advised of the possibility of such damage.

12.4	LICENSEE shall not, and shall require that its Affiliates and Sublicensees do not, make any statements, representations or warranties whatsoever to any person or entity, or accept any liabilities or responsibilities whatsoever from any person or entity that are inconsistent with any disclaimer or limitation included in this Article 12.

13.	INDEMNITY: INSURANCE.

13.1	LICENSEE shall defend, indemnify and hold harmless and shall require its Affiliates and Sublicensees to defend, indemnify and hold harmless GMIP and Mason, their Directors, officers, employees and agents, for and against any and all claims, demands, damages, losses, and expenses of any nature (including attorneys’ fees and other litigation expenses), resulting from, but not limited to, death, personal injury, illness, property damage, economic loss or products liability arising from or in connection with, any of the following:

(1)	Any manufacture, use, sale or other disposition by LICENSEE, Affiliates, Sublicensees or transferees of Products;

(2)	The direct or indirect use by any person of Products made, used, sold or otherwise distributed by LICENSEE, Affiliates or Sublicensees;

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(3)	The use by LICENSEE, Affiliates or Sublicensees of any invention or computer software related to the Technology or the Licensed Inventions.

13.2	GMIP is entitled to participate at its option and expense through counsel of its own selection, and may join in any legal actions related to any such claims, demands, damages, losses and expenses under 13.1 above.

13.3	Prior to any distribution of any Product by LICENSEE or an Affiliate, LICENSEE shall purchase and maintain in effect a policy of product liability insurance. Prior to any distribution of any Product by a Sublicensee, LICENSEE shall require that the Sublicensee purchase and maintain in effect a policy of product liability insurance. Each such insurance policy must provide coverage in amounts not less than $2,000,000 per occurrence and $5,000,000 annual in the aggregate, and must ensure that such commercial general liability insurance provides products-completed operations liability coverage. LICENSEE shall furnish certificate(s) of such insurance to GMIP, upon request.

14.	TERM AND TERMINATION.

14.1	This Agreement will become effective on its Effective Date and, unless terminated under another, specific provision of this Agreement, will remain in effect until and terminate upon the termination of the last rights to expire relating to any of the Licensed Inventions.

14.2	Upon any termination of this Agreement, and except as provided herein to the contrary, all rights and obligations of the Parties hereunder shall cease, except as follows:

(1)	Obligations to pay royalties and other sums accruing hereunder up to the day of such termination;

(2)	GMIP’s rights to inspect books and records as described in Article 5, and LICENSEE’s obligations to keep such records for the required time;

(3)	Obligations to hold harmless defend and indemnify GMIP and its Directors, officers, employees and agents under Article 13;

(4)	Any cause of action or claim of LICENSEE or GMIP accrued or to accrue because of any breach or default by the other Party hereunder;

(5)	The general rights, obligations, and understandings of Articles 12, 17, 19, 29 and 30; and

(6)	Upon any termination, LICENSEE shall provide GMIP with full and complete copies of all data generated by Licensee or Licensee’s Affiliates, Sublicensees, contractors or agents in the course of Licensee’s effort to develop Licensed Products or obtain governmental approval for the Sale of Licensed Products. GMIP shall be authorized to provide data pertaining to the Licensed Inventions to any third party with a bona fide interest in licensing such technology. Such data shall be provided on a confidential basis, provided, however, that if such third party concludes a license with GMIP, such third party shall be free to use such data for all purposes, including to obtain government approvals to sell products. Licensee shall cooperate (but shall not be required to incur any expense with any such third parties in pursuing governmental approval to sell any product covered by any patent application or issued patent (that was formerly a Licensed Invention) licensed by GMIP to such third party.

14.3	If LICENSEE at any time defaults in the payment of any royalty or the making of any report hereunder, or makes any false report, or fails to meet any of the diligence requirements as per Appendix B, or if either Party commits any material breach of any covenant or promise herein contained, and fails to remedy any such default, breach, diligence failure, or report within thirty (30) days after written notice thereof by the other Party specifying such default, then that other Party may, at its option, terminate this Agreement and the license rights granted herein by notice in writing to such effect. Any such termination is without prejudice to either Party’s other legal rights for breach of this Agreement.

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14.4	LICENSEE may terminate this Agreement by giving GMIP a notice of termination, which must include a statement of the reasons, whatever they may be, for such termination and the termination date established by LICENSEE, which date must not be sooner than ninety (90) days after the date of the notice. The Parties acknowledge that such notice is final and, immediately upon receipt of such notice of termination, GMIP no longer has any restrictions that would have existed pursuant to this agreement on its rights to enter into agreements with others for the manufacture, import, sale, offer for sale, and/or use of Products. GMIP may enter into such agreement(s) at any time beginning on the aforementioned termination date.

15.	ASSIGNMENT.

LICENSEE may assign or otherwise transfer this Agreement and the license granted hereby and the rights acquired by it hereunder so long as such assignment or transfer shall be accompanied by a Change of Control Transaction. LICENSEE shall give GMIP fourteen (14) days prior notice of such assignment and transfer, along with a copy of such assumption agreement pursuant to which such assignee or transferee shall have agreed in writing to be bound by the terms and conditions of this Agreement, with the exception of Section 4.8, which shall be struck from the terms of this agreement upon assignment to a third party accompanied by a Change of Control Transaction. Upon such assignment or transfer and agreement by such assignee or transferee, all terms and conditions under this Agreement, with the exception of Section 4.8, shall apply to such assignee or transferee. If LICENSEE shall sell or otherwise transfer its entire business or that part of its business to which the license granted hereby relates and the transferee shall not have agreed in writing to be bound by the terms and conditions of this Agreement, or new terms and conditions shall not have been agreed upon within sixty (60) days of such sale or transfer, GMIP shall have the right to terminate this Agreement.

16.	REGISTRATION AND RECORDATION.

16.1	If the terms of this Agreement, or any assignment or license under this Agreement are or become such as to require that the Agreement or license or any part thereof be registered with or reported to a national or supranational agency of any area in which LICENSEE, Affiliates or Sublicensees would do business, LICENSEE shall, at its expense, undertake such registration or report. LICENSEE shall promptly supply to GMIP notice and appropriate verification of the act of registration or report or any agency ruling resulting from it.

16.2	LICENSEE shall also carry out, at its expense, any formal recordation of this Agreement or any license herein granted that the law of any country requires as a prerequisite to enforceability of the Agreement or license in the courts of any such country or for other reasons, and shall promptly furnish to GMIP appropriately verified proof of recordation.

17.	LAWS AND REGULATIONS OF THE UNITED STATES; EXPORT.

17.1	This Agreement is subject to all United States laws and regulations now or hereafter applicable to the subject matter of this Agreement.

17.2	LICENSEE shall comply, and shall require its Affiliates and Sublicensees to comply, with all provisions of any applicable laws, regulations, rules and orders relating to:

(1)	the license herein granted;

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(2)	the testing, production, importation, transportation, export, packaging, labeling, sale or use of Products; or otherwise applicable to

(3)	other activities of LICENSEE or its Affiliates or Sublicensees hereunder.

LICENSEE shall obtain, and shall require its Affiliates and Sublicensees to obtain, such written assurances regarding export and re-export of technical data (including Products made by use of technical data) as the Office of Export Administration Regulations may require, and LICENSEE hereby gives such written assurances as those Regulations may require to GMIP.

18.	BANKRUPTCY.

In the event that Licensee becomes bankrupt or insolvent, if Licensee files a petition in bankruptcy, or if the business of Licensee shall be placed in the hands of a receiver, assignee, or trustee for the benefit of creditors, whether by the voluntary act of Licensee or otherwise, this Agreement shall automatically terminate, inasmuch as permitted under applicable and prevailing law.

19.	USE OF GMIP’S AND LICENSEE’S NAME.

GMIP and LICENSEE mutually agree to refrain from using and to require Affiliates to refrain from using the names GMIP, Mason, Theranostics Health or any adaptation thereof in publicity or advertising without the prior written approval of the other party (GMIP in the case of GMIP and Mason in the case of Mason). Reports in scientific literature and presentations of joint research and development work are not publicity. Notwithstanding the foregoing, LICENSEE may state that it is a licensee ofGMIP and GMIP may state that LICENSEE is a licensee ofGMIP. LICENSEE may also use GMIP’s name and disclose the terms of this Agreement in connection with:

(1)	its efforts to secure financing at any time during the term of this Agreement;

(2)	any prospectus, offering memorandum or other document or filing made in compliance with applicable laws or regulations (including the disclosure requirements of the U.S. Securities and Exchange Commission, or any stock exchange on which securities issued by LICENSEE are traded); and

(3)	an order by a court or other regulatory body having competent jurisdiction.

20.	PRODUCT MARKING.

LICENSEE agrees to mark, and to require Affiliates and Sublicensees to mark Products with legally sufficient patent notices to the extent feasible for the Product.

21.	NOTICES.

Any notice, request, report or payment required or permitted to be given or made under this Agreement by either Party must be given by sending such notice by certified or registered mail, return receipt requested, to the address set forth below or such other address as such Party specifies by written notice given in conformity herewith. Any notice not so given is not valid until actually received, and any notice given in accordance with the provisions of this Article is effective when mailed.

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To GMIP:	GMIP
Mason Hall D109
4400 University Drive, MSN 5G5
Fairfax, Virginia 22030

Attn: File No. ______

To LICENSEE:	THERANOSTICS HEALTH, LLC
32 Lisa Drive
Chatham, New Jersey 07928-1036

Attn: Joseph W. Reilly

22.	CONFIDENTIAL INFORMATION.

22.1	“Confidential Information” shall mean all Technology, including technical, scientific and other know how and information, trade secrets, knowledge, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, specifications, data, results and other material, manufacturing procedures, test procedures and purification and isolation techniques, and any tangible embodiments of any of the foregoing, and any scientific, manufacturing, marketing and business plans, any financial and personnel matters relating to LICENSEE or its present or future products, sales, suppliers, customers, employees, investors or business, that has been disclosed by or on behalf of LICENSEE to GMIP either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performing this Agreement Without limiting the foregoing, the terms of this Agreement shall be deemed “Confidential Information” and shall be subject to the terms and conditions set forth in this Article 22.

22.2	Notwithstanding the preceding Section 22.1, any information shall not be deemed “Confidential Information” to the extent that such information:

(I)	at the time of disclosure is in the public domain;

(2)	becomes part of the public domain, by publication or otherwise, through no fault of GMIP;

(3)	at the time of disclosure is already in possession of GMIP, as established by contemporaneous written records; or

(4)	is received by GMIP in good faith from any Third Party independent of Licensee, where GMIP has no reason to believe that such Third Party has obtained such information by any wrongful means.

22.3	Except as expressly provided herein, the Parties agree that, for the longer of (i) 5 years from the Effective Date, and (ii) the term of the Agreement and the two (2) year period following any termination of the Agreement, GMIP shall keep completely confidential and shall not publish or otherwise disclose to third parties any Confidential Information without the prior written consent of Licensee. GMIP shall not use Confidential Information except as necessary to perform its obligations or to exercise its rights under this Agreement.

22.4	The obligations of Section 22.3 shall not apply to any disclosure of Confidential Information to the extent such disclosure is required by operation of the Jaw or the requirement of a court or governmental agency; provided, however, that: (i) GMIP shall have promptly notified Licensee prior to such disclosure and Licensee shall have been given the opportunity to oppose such disclosure by GMIP by seeking a protective order or other appropriate remedy; (ii) GMIP shall disclose only that portion of Confidential Information legally required to be disclosed; and (iii) GMIP shall exercise all reasonable efforts to maintain the confidential treatment of Confidential Information.

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22.5	Licensee acknowledges that Mason and GMIP are separate entities and therefore these confidentiality provisions do not bind Mason, and that the protection of Licensee confidential information may require that Licensee enter into a confidentiality agreement with Mason.

23.	INVALIDITY.

If a court of competent jurisdiction finds any term, provision, or covenant of this Agreement invalid, illegal or unenforceable, that term will be curtailed, limited or deleted, but only to the extent necessary to remove the invalidity, illegality or unenforceability, and without in any way affecting or impairing the remaining terms, provisions and covenants.

24.	ENTIRE AGREEMENT AND AMENDMENTS.

This Agreement contains the entire understanding of the Parties with respect to the matter contained herein. The Parties may, from time to time during the continuance of this Agreement, modify, vary or alter any of the provisions of this Agreement, but only by an instrument duly executed by authorized officials of both Parties hereto.

25.	WAIVER.

No waiver by either Party of any breach of this Agreement, no matter how long continuing or how often repeated, is a waiver of any subsequent breach thereof, nor is any delay or omission on the part of either Party to exercise any right, power, or privilege hereunder a waiver of such right, power or privilege.

26.	ARTICLE HEADINGS.

The Article headings herein are for purposes of convenient reference only and do not define or modify the terms written in the text of this Agreement.

27.	NO AGENCY RELATIONSHIP.

The relationship between the Parties is that of independent contractor and contractor. Neither Party is an agent of the other in connection with the exercise of any rights hereunder, and neither has any right or authority to assume or create any obligation or responsibility on behalf of the other.

28.	FORCE MAJEURE.

Neither Party hereto is in default of any provision of this Agreement for any failure in performance resulting from acts or events beyond the reasonable control of such Party, such as Acts of God, acts of civil or military authority, civil disturbance, war, fires, power failures, natural catastrophes or other “force majeure” events.

29.	GOVERNING LAW.

The law of the Commonwealth of Virginia governs this Agreement and the relationships between the Parties in all respects (notwithstanding any provisions governing conflict of laws under such Virginia law to the contrary), except that, for patents, the law of the country that grants the patent determines questions affecting the construction and effect of such patent.

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30.	JURISDICTION AND FORUM.

The Parties hereby consent to the jurisdiction of the courts of the Commonwealth of Virginia over any dispute concerning this Agreement or the relationship between the Parties. Should LICENSEE bring any claim, demand or other action against GMIP, its Directors, officers, employees or agents, arising out of this Agreement or the relationship between the Parties, LICENSEE agrees to bring said action only in a Commonwealth of Virginia Court or a Federal District Court in Virginia.

31.	DISPUTE.

In the event of any dispute arising out of or relating to this Agreement, the affected Party shall promptly notify the other Party in writing, and the Parties shall attempt in good faith to resolve the matter. Any disputes not so resolved shall be referred to the President of GMIP and the President of LICENSEE (“Senior Representatives”) of the Parties, who shall meet at a mutually acceptable time and location within thirty (30) days of the date of receipt of the written notice described in the preceding sentence (such date, the ‘‘Notice Date”) and shall attempt to negotiate a settlement. If the Senior Representatives fail to meet within thirty (30) days of the Notice Date, or if the matter remains unresolved for a period of sixty (60) days after the Notice Date, the Parties hereby irrevocably submit to the jurisdiction of a court of competent jurisdiction in the Commonwealth of Virginia, and, by execution and delivery of this Agreement, each (a) accepts, generally and unconditionally, the jurisdiction of such court and any related appellate court, (b) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such court or that such court is an inconvenient forum, and (c) agrees that the prevailing Party in any suit, action, or proceeding shall recover its costs and reasonable attorneys’ fees from the other Party.

32.	CONFLICTS OF INTEREST

GMIP represents and warrants that it is a Virginia, Non-stock Corporation operating as a non-profit under Section 501-C-3 of the federal tax code. GMIP further represents that it is not an agency of the Commonwealth of Virginia, and transactions between George Mason University employees and GMIP do not create conflicts under Section 2.2-3100, et. seq. of the Virginia Code.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement in duplicate originals by their duly authorized officers or representatives.

FOR LICENSEE		FOR GEORGE MASON INTELLECTUAL PROPERTIES

By	/s/ Joseph W. Reilly	By
	(Authorized representative of Licensee)		(Authorized representative of George Mason Intellectual Properties)

Name:	Joseph W. Reilly	Name:	Matthew J. Kluger

Title:	President and Chief Executive Officer	Title:	President

Date	September 15, 2006	Date

[Signature Page to License Agreement]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement in duplicate originals by their duly authorized officers or representatives.

FOR LICENSEE		FOR GEORGE MASON INTELLECTUAL PROPERTIES

By		By	/s/ Matthew J. Kluger
	(Authorized representative of Licensee)		(Authorized representative of George Mason Intellectual Properties)

Name:	Joseph W. Reilly	Name:	Matthew J. Kluger

Title:	President and Chief Executive Officer	Title:	President

Date		Date	September 16, 2006

[Signature Page to License Agreement]

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APPENDIX A

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APPENDIX B

Form of Sponsored Research Agreement

RESEARCH·AGREEMENT

Between

George Mason University

And

This AGREEMENT effective this ____ day of _________, by and between ____________ (hereinafter referred to as “Sponsor”) and the GEORGE MASON UNIVERSITY, a non-profit educational institution (or its agent) of the Commonwealth of Virginia (hereinafter referred to as “University”).

WHEREAS, the research program contemplated by this Agreement is of mutual interest and benefit to University and to Sponsor, will further the Instructional and research objectives of University in a manner consistent with its status as a non-profit, tax-exempt, educational institution, and may derive benefits for both Sponsor and University through inventions, improvements, and/or discoveries;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree to the following:

Article 1 - Definitions

As used herein, the following terms shall have the following meanings:

1.1	“Project” shall mean the description of the project as described in Appendix A hereof. under the direction of __________as principal investigator.

1.2	“Contract Period” is ___________through___________

1.3	“University Intellectual Property” shall mean individually and collectively all inventions, improvements and/or discoveries which are conceived and/or made (i) by one or more employees of University, or (ii) jointly by one or more employees of University and by one or more employees of Sponsor in performance of Project.

Article 2 - Research Work

2.1	University shall commence the performance of Project promptly after the effective date of this Agreement, and shall use reasonable efforts to perform such Project substantially in accordance with the terms and conditions of this Agreement. Anything in this Agreement to the contrary notwithstanding, Sponsor and University may at any time amend Project by mutual written agreement

2.2	In the event that the Principal Investigator becomes unable or unwilling to continue Project, and a mutually acceptable substitute is not available, University and/or Sponsor shall have the option to terminate the said Project.

Article 3 - Reports and Conferences

3.1	Written program reports shall not be required.

3.2	During the term of this Agreement, representatives of University will meet with representatives or Sponsor at times and places mutually agreed upon to discuss the progress and results, as well as ongoing plans. or changes therein, of Project to be performed hereunder.

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Article 4 - Costs, Billings, and Other Support

4.1	It is aped to and understood by the parties hereto that, subject to Article 2, total costs to Sponsor hereunder shall not exceed the sum of __________Dollars ($0000). Sponsor shall make payment within thirty (30) calendar days of the receipt of an invoice.

4.2	Anything herein to the contrary notwithstanding. in the event of early termination of this Agreement by Sponsor pursuant to Article 9 hereof, Sponsor shall pay all costs accrued by University as of the date of termination, including non-cancellable obligations, which shall Include all non-cancellable contracts and fellowships or postdoctoral associate appointments called for in Appendix A, incurred prior to the effective date of termination. After termination, any obligation of Sponsor for fellowships or postdoctoral associates shall end no later than the end of University’s academic year following termination.

Article 5 - Publicity

5.1	Sponsor will not use the name of University, nor of any member of University’s Project staff, in any publicity, advertising, or news release without the prior written approval of an authorized representative of University. University will not use the name of Sponsor, nor any employee of Sponsor, In any publicity without the prior written approval of Sponsor.

Article 6 - Publications

6.1	Sponsor recognizes that under University policy, the results of University Project must be publishable and agrees that Researchers engaged in the Project shall be permitted to present at symposia, national, or regional professional meetings, and to publish in journals, theses or dissertations, or other publications of their own choosing, the methods and results of the Project, provided, however, that Sponsor shall have been furnished copies of any proposed publication or presentation at least one month in advance of the submission of such proposed publication or presentation to a journal, editor, or other third party. Sponsor shall have one month, after receipt of said copies, to object to such proposed presentation of proposed publication because there Is patentable subject matter which needs protection. In the event that Sponsor makes such objection, said Researcher(s) shall refrain from making such publication or presentation for a maximum of one month from date of receipt of such objection in order for University or Sponsor, whichever Is appropriate In accordance with the terms of Sections 7.2 and 7.3, to file patent application(s) with the United States Patent and Trademark Office and/or foreign patent office(s) directed to the patentable subject matter contained In the proposed publication or presentation.

Article 7 - Intellectual Property

7.1	George Mason University and Sponsor agree to report promptly and fully each to the other any research results including but not limited to inventions, Improvements, discoveries, or developments which may be patentable or copyrightable resulting from this mutual collaboration. The receiving party shall hold such disclosure on a confidential basis and will not disclose the information to any third party without the consent of the disclosing party.

7.2	As a general principle. any invention, improvement, discovery, or developments arising from this agreement whether patentable, copyrightable or not, which are made by employees of George Mason University shall belong to George Mason University (hereinafter “University Intellectual Property”) and those made by employees of Sponsor shall belong to Sponsor.

7.3	Due to the close interaction of George Mason University and Sponsor researchers and the collaborative nature of this team effort, it may be Impossible to identify or separate the contributions of each party. In such cases, inventorship shall be determined by legal means, and in cases where Inventors are from both Sponsor and George Mason University, title to the intellectual property shall be held jointly. George Mason University and Sponsor agree to negotiate In good faith a license agreement to allow for effective commercialization of jointly held Intellectual property.

7.4	To the extent that the George Mason University has the legal right to do so, George Mason University hereby grants Sponsor the first option to negotiate an exclusive, world-wide, royalty-bearing license to make, use, and sell (in a designated field of use) any University Intellectual Property; except to the extent of any rights required to be granted to the Government of the United States of America pursuant to 35 U.S.C. §§200-211. The aforementioned license shall contain reasonable terms, shall be royalty bearing and shall require diligent performance by Sponsor for the timely commercial development and early marketing of such inventions based upon prevailing market practice. Within sixty days of the intellectual property disclosure to Sponsor, Sponsor shall notify George Mason University in writing of its decision regarding whether or not it shall exercise its option. If, within ninety (90) days from the option exercise, a license agreement is not concluded. or if Sponsor does not elect to secure such a license, then George Mason University shall have no further obligations to Sponsor, and George Mason University shall be free to offer commercial license rights to any third party or to dispose of its inventions or other rights resulting therefrom in any other way it deems appropriate.

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7.5	If Sponsor elects the option to negotiate a license. Sponsor shall assume all costs associated with securing and maintaining patent protection for such Invention(s).

7.6	George Mason University distinguishes between intellectual property and deliverables and defines deliverables as all work products submitted to Sponsor in return for payment, including the source code and all written work products. Deliverables become the property or Sponsor. Deliverables do not include the new knowledge created or discovered by Mason employees from which the work products arise. Software source code written by Mason employees is considered to be new knowledge and therefore University Intellectual Property. Software shall be delivered only in executable form without source code unless Mason and Sponsor enter into a license agreement for the use of the source code.

7.7	It is possible that George Mason University or Sponsor may possess rights in background intellectual property, that is, intellectual property not otherwise subject to this agreement, which would be useful or essential to the practice or commercialization of the results of projects arising from this agreement. Where George Mason University and Sponsor determine that background technology may exist. George Mason University and Sponsor will negotiate licensing rights that will allow die practice and commercialization of these results.

Article 8 - Term and Termination

8.1	This Agreement shall become effective upon the elate first hereinabove written and shall continue in effect for the full duration of the Contract Period unless sooner terminated in accordance with the provisions of this Article. The parties hereto may, however, extend the term of this Agreement for additional periods as desired under mutually agreeable terms and conditions which the parties reduce to writing and sign. Either party may terminate this agreement upon ninety (90) days prior to written notice to the other.

8.2	In the event that either party hereto shall commit any breach of or default in any of the terms or conditions of this Agreement, and also shall fail to remedy such default or breach within ninety (90) clays after receipt of written notice thereof from the other party hereto, the party giving notice may, at its option and in addition to any other remedies which it may have at law or in equity, terminate this Agreement by sending notice of termination in writing to the other party to such effect, and such termination shall be effective as of the date of the receipt of such notice.

8.3	Subject to Article 8, termination of this Agreement by either party for any reason shall not affect the rights and obligations of the parties accrued prior to the effective date of termination of this Agreement. No termination of this Agreement, however effectuated, shall affect the Sponsor’s rights and duties under Article 7 hereof, or release die parties hereto from their rights and obligations under Articles 4, 5, 6, 7, 8, and 10.

Article 9 - Independent Contractor

9.1	In the performance of all services hereunder:

9.1.1 University shall be deemed to be and shall be an independent contractor and, as such, University shall not be entitled to any benefits applicable to employees of Sponsor;

9.1.2 Neither party is authorized or empowered to act as agent for the other for any purpose and shall not on behalf of the other enter into any contract warranty, or representation as to any matter. Neither shall be bound by the acts or conduct of the other.

EXECUTION COPY

Article 10 - Governing Law

10.1	This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Virginia.

Article 11 - Assignment

This Agreement shall not be assigned by either party without the prior written consent of the parties hereto.

Article 12 - Agreement Modification

12.1	Any agreement to change the terms of this Agreement in any way shall be valid only if the change is made in writing and approved by mutual agreement of authorized representatives of the parties hereto.

Article 13 - Notices

13.1	Notices, Invoices, communications, and payments hereunder shall be deemed made if given by registered or certified envelope, postage prepaid. and addressed to the party to receive such notice, invoice, or communication at the address given below, or such other address as may hereafter be designated by notice in writing:

If Contractual Matter:

GEORGE MASON UNIVERSITY	SPONSOR
Ann T. McOuigan, Ph.D. Director, Office of Sponsored Programs George Mason University 4400 University Drive, MSN 4C6 Fairfax, VA 22030 Tele: 703-993-2918 FAX: 703-993-2296

If Technical Matter:

GEORGE MASON UNIVERSl1Y	SPONSOR

IN WITNESS WHEREOF, the parties have caused these presents to be executed in duplicate as of the day and year first above written.

For GEORGE MASON UNIVERSITY		For:

By:	/s/ Ann T. McGuigan, Ph.D.	By:
Ann T. McGuigan, Ph.D.
Director, Sponsored Programs

Date:		Date:

EXECUTION COPY

Statement of Work

______________200_

Description ______________________________________________________

SCOPE;

PERSONNEL;

TRAVEL:

MATERIAL EQUIPMENT AND FACILITIES;

EXECUTION COPY

APPENDIX C

Diligence Requirements

1. Required Funding Closing must be completed within eight (8) months of the Execution Date of this Agreement

2. LICENSEE must complete its first sale of a Product within eight (8) months of the completion date of Diligence Requirement 1.

3. LICENSEE must equip its own CAP/CLIA lab within twenty (20) months of the completion of either Diligence Requirement 1 or 2. above, whichever occurs later.

4. LICENSEE shall report on its assessment of the regulatory issues relating to•its business to OMIP on or before March 1, 2007.

May 24, 2007

George Mason Intellectual Properties, Inc. 4400 University Drive Mail stop: MSN 5G5 Fairfax. Virginia 22030 Phone: (703) 993-8773 Fax: (703) 993-8871 www.gmip.org

Joseph W. Reilly, President & CEO

Theranostics Health, LLC

15010 Broschart Road

Rockville, MD 20850

Dear Mr. Reilly,

Effective on the date of this letter, we would like to amend article 21 of the license agreement between George Mason Intellectual Properties, Inc., and Theranostics Health, LLC, so that the notice address for Theranostics Health, LLC, reads:

THERANOSTICS HEALTH, LLC

15010 Broschart Road

Rockville, MD 20850

We would also like to amend the same article 21 so that payments from Theranostics Health to GMIP are sent to:

George Mason Intellectual Properties, Inc.

4400 University Drive, MSN 4B2

Fairfax, VA 22030

After your signature and return of this letter, we will execute the amendment and return to you a fully signed letter.

Please do not hesitate to contact me with any questions.

Best Regards,
A non-profit
/s/ Joseph Janda
Corporation	Joseph Janda
Life Sciences Licensing Associate
for the benefit of
	For Theranostics Health, LLC	For George Mason Intellectual Properties, Inc.
George Mason
	/s/ Joe Reilly	/s/ Matt Kluger
University.	Joe Reilly, President and CEO	Matt Kluger, President

May 24, 2007

George Mason Intellectual Properties, Inc. 4400 University Drive Mail stop: MSN 5G5 Fairfax. Virginia 22030 Phone: (703) 993-8773 Fax: (703) 993-8871 www.gmip.org

Joseph W. Reilly, President & CEO

Theranostics Health, LLC

15010 Broschart Road

Rockville, MD 20850

Dear Mr. Reilly,

Effective on the date of this letter, we would like to amend article 21 of the license agreement between George Mason Intellectual Properties, Inc., and Theranostics Health, LLC, so that the notice address for Theranostics Health, LLC, reads:

THERANOSTICS HEALTH, LLC

15010 Broschart Road

Rockville, MD 20850

We would also like to amend the same article 21 so that payments from Theranostics Health to GMIP are sent to:

George Mason Intellectual Properties, Inc.

4400 University Drive, MSN 4B2

Fairfax, VA 22030

After your signature and return of this letter, we will execute the amendment and return to you a fully signed letter.

Please do not hesitate to contact me with any questions.

Best Regards,
A non-profit
/s/ Joseph Janda
Corporation	Joseph Janda
Life Sciences Licensing Associate
for the benefit of
	For Theranostics Health, LLC	For George Mason Intellectual Properties, Inc.
George Mason
	/s/ Joe Reilly	/s/ Matt Kluger
University.	Joe Reilly, President and CEO	Matt Kluger, President

March 3rd, 2008

George Mason Intellectual Properties, Inc. 4400 University Drive Mail stop: MSN 5G5 Fairfax. Virginia 22030 Phone: (703) 993-8773 Fax: (703) 993-8871 www.gmip.org

James Cooper, interim President & CEO

Theranostics Health, LLC

15010 Broschart Rd.

Rockville, MD 20850

Dear Dr. Cooper,

Effective on the date of this letter, we would like to amend article 1.5 of the license agreement between George Mason Intellectual Properties, Inc., and Theranostics Health, LLC, so that the words “or services, whether received directly or through a Sublicensee.” are removed from the license. The language was added in a letter amendment dated August 15th 2007.

Please do not hesitate to contact me with any questions.

After your signature and return of this letter amendment, we will execute the letter amendment and return a copy to you.

Best Regards,

/s/ Joseph Janda
Joseph Janda
Life Sciences Licensing Associate

A non-profit	For Theranostics Health, LLC	FOR BOARD OF MANAGER

Corporation	/s/ Joe Reilly	/s/ Thor A. Stensrud
	Joe Reilly, President and CEO	MEMBER OF THE BOARD OF MANAGER
for the benefit of
For George Mason Intellectual Properties, Inc.
George Mason
/s/ Matt Kluger
University.	Matt Kluger, President

March 4rd, 2008

George Mason Intellectual Properties, Inc. 4400 University Drive Mail stop: MSN 5G5 Fairfax. Virginia 22030 Phone: (703) 993-8773 Fax: (703) 993-8871 www.gmip.org

James Cooper, interim President & CEO

Theranostics Health, LLC

15010 Broschart Rd.

Rockville, MD 20850

Dear Dr. Cooper,

Per out discussions today, effective on the date of this letter, we would like to amend Appendix C of the license agreement between George Mason Intellectual Properties, Inc., and Theranostics Health, LLC, so that the time in diligence requirement 2 is changed to 28 months.

Please do not hesitate to contact me with any questions.

After your signature and return of this letter amendment, we will execute the letter amendment and return a copy to you.

Best Regards,

/s/ Joseph Janda
Joseph Janda
Life Sciences Licensing Associate

A non-profit	For Theranostics Health, LLC	FOR BOARD OF MANAGER

Corporation	/s/ Joe Reilly	/s/ Thor A. Stensrud
	Joe Reilly, President and CEO	THOR A. STENSRUD
for the benefit of		BOARD MANAGER
For George Mason Intellectual Properties, Inc.
George Mason
/s/ Matt Kluger
University.	Matt Kluger, President

FIFTH AMENDMENT TO

EXCLUSIVE LICENSE AGREEMENT

BETWEEN

GEORGE MASON INTELLECTUAL PROPERTIES, INC.

AND THERANOSTICS HEALTH, INC.

This Fifth Amendment (“Fifth Amendment”), dated as of the 4th day of June, 2014, amends the Exclusive License Agreement Between George Mason Intellectual Properties, Inc. and Theranostics Health, Inc., effective September 15, 2006, as amended on May 24, 2007, August 15, 2007, March 3, 2008, and March 4, 2008 (“Agreement”).

Whereas George Mason Intellectual Properties, Inc. has changed its name to George Mason Research Foundation, Inc. (“GMRF” or “Licensor”), and

Whereas GMRF and Theranostics Health, Inc. (“Licensee”) (collectively, “Parties”) wish to facilitate the sublicensing of certain licensed technology,

NOW THEREFORE, for the mutual promises made and obligations contained herein, and in exchange for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Parties, GMRF and Licensee agree as follows:

1. Article 1.4 is amended by adding the following sentence at the end of the Article: “Notwithstanding the foregoing, the Field of Use for the Licensed Inventions listed in the Exhibit attached hereto shall be all fields and all uses.”

2. All other terms of the Agreement are unchanged.

IN WITNESS WHEREOF, the Parties hereto have executed this Fifth Amendment in duplicate originals by their duly authorized officers or representatives.

Theranostics Health, Inc		George Mason Research Foundation, Inc.

By:	/s/ Glenn D. Hoke	By:	/s/ Vikas Chandhoke
Name:	Glenn D. Hoke	Name:	Vikas Chandhoke
Title:	President and CEO	Title:	President

Date:	6/4/14	Date:	6/10/14

EXHIBIT

Tissue Preservation and Fixation Method:

US Patent No. 8,460,859 B2, issued 6/11/2013 (GMU-07-006US)

Canadian Pat. App. No. 2,667,790, filed 10/26/2007 (GMU-07-006CA)

European Pat. App. No. 07870821.1, filed 10/26/2007 (GMU-07-006EP)

US Pat. App. No. 13/836,995, filed 10/26/2007 (GMU-07-006US2)

Improved One-Step Cell and Tissue Preservative for Morphologic and Molecular Analysis:

US Pat. App. No. 13/575,001, filed 1/25/2011 (GMU-10-032US)

Canadian Pat. App. No. 2,787,920, filed 1/25/2011 (GMU-10-032CA)